SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant [   ]
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[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[X] Soliciting Material under Rule 14a-12

Trust for Professional Managers
 (Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Friends,

We wanted to make sure you received an email we sent out previously. This is to let you know that your clients that are shareholders of our Dearborn Partners Rising Dividend Fund (the “Fund”) will soon be receiving a Proxy Ballot to vote on an upcoming ownership change at Dearborn Partners, L.L.C. (“Dearborn” or the “Adviser”).  Details of that transaction are below.  The Proxy ballots were mailed on July 28, with the shareholder meeting slated for September 15.

We recommend that shareholders vote FOR the proposal.

Also, beginning mid-August, a proxy solicitation firm will start calling all investors who have not yet voted. So, if they don’t want to be bothered by such calls, please encourage them to vote now. Thank you for your assistance in this effort.

Details of the ownership transaction:

We are pleased to announce that current Class A partners Carol M. Lippman, CFA, Michael B. Andelman and Richard R. Seitz have agreed to acquire the majority ownership of Class A shares from Dearborn Partners LLC’s founding partners: George Jameson, Wayne Stevens, and the Jerome E. Hickey Trust, effective on January 1, 2018.  This is an internal transaction, and there are no new owners joining Dearborn.

Carol Lippman and Mike Andelman are the Co-Portfolio Managers of the Fund.  Mrs. Lippman joined the firm in 2011, and Mr. Andelman has been with Dearborn since 2004.  Richard Seitz is a Managing Director at Dearborn and is in charge of marketing and sales of the firm’s investment products.  Mr. Seitz has been with the firm since 2012.

The Adviser’s new ownership structure will not result in any significant changes for the shareholders of the Fund.  However, under current law, change in ownership of the Adviser constitutes a change of control of the Adviser, which, upon the effective date of the change in ownership, will trigger an automatic termination of the existing investment advisory agreement between Dearborn and Trust for Professional Managers (the “Trust”), on behalf of the Fund.  For Dearborn to continue as the investment adviser to the Fund, a new investment advisory agreement between Dearborn and the Trust, on behalf of the Fund must be approved by the Fund’s shareholders.  Accordingly, you are asked to approve a new investment advisory agreement between Dearborn and the Trust, on behalf of the Fund to enable Dearborn to continue serving as the investment adviser to the Fund.  Importantly, the proposed new advisory agreement will not result in any change in the Fund’s investment strategies.  Additionally, the Fund’s existing investment team will continue to manage the Fund.

If you have any questions, please don’t hesitate to contact Katie Wolford at 312-795-5330 or kwolford@dearpart.com.